EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ORBIT INTERNATIONAL CORP. REPORTS 2014 THIRD QUARTER RESULTS

Hauppauge, New York, November 6, 2014 - Orbit International Corp. (PINKSHEETS:ORBT) today announced results for the third quarter and nine months ended September 30, 2014.

Third Quarter 2014 vs. Third Quarter 2013
•	Net sales were $4,800,000, as compared to $6,109,000.
•	Gross margin was 36.7%, as compared to 38.7%.
•	Net loss was $115,000 ($0.03 loss per share), as compared to net income of $127,000 ($0.03 per diluted share).
•	Earnings before interest, taxes, depreciation and amortization and stock based compensation (EBITDA, as adjusted) was a loss of $31,000 ($0.01 loss per share), as compared to earnings of $245,000 ($0.06 per diluted share).

Nine Months 2014 vs. Nine Months 2013
•	Net sales were $15,203,000, as compared to $19,031,000.
•	Gross margin was 36.2%, as compared to 38.6%.
•	Net loss was $1,348,000 ($0.31 loss per share), as compared to net income of $156,000 ($0.03 per diluted share).
•	Net loss for the 2014 nine month period includes $1,087,000 of costs associated with the consolidation of our Quakertown, PA facility into our Hauppauge, NY facility. Exclusive of these costs, net loss for the 2014 nine month period was $261,000 ($0.06 loss per share).
•	Earnings before interest, taxes, depreciation and amortization and stock based compensation (EBITDA, as adjusted) was a loss of $854,000 ($0.19 loss per share), as compared to earnings of $548,000 ($0.12 per diluted share).
•	Backlog at September 30, 2014 was $9.8 million as compared to $8.2 million at June 30, 2014 and $12.7 million at September 30, 2013.

Mitchell Binder, President & Chief Executive Officer, stated, “Once again, during our third quarter, we continued our efforts to restructure our business to significantly reduce our costs in order to offset difficult industry conditions.  In addition, last month we announced our intention to voluntarily delist our common shares from the Nasdaq Capital Market and to subsequently deregister our common stock under the Exchange Act of 1934.  Our stock is currently quoted on the OTC Pink Sheets, a centralized electronic quoting service for over-the-counter securities.  We believe the delisting and deregistration will further reduce administrative expenses and enable management to focus more of its time on business performance.”

Mr. Binder added, “Our third quarter results, as expected, were adversely affected by lower sales at our Electronics Group. However,  due to the significant cost cutting measures that we have taken over the past several quarters, we were able to record only a small net loss despite the lower net sales.  As we have previously mentioned, these cost savings for 2014 will still be partially offset by lower revenues due to challenging industry conditions and more specifically, the delay in the award of certain legacy contracts that will not have delivery schedules until 2015.  However, as previously announced, our third quarter bookings exceeded $6,000,000 and we believe these strong bookings will continue into the fourth quarter as more purchase orders on legacy programs are received. We believe these improved bookings will improve our delivery schedules for 2015 and we are hopeful that we can then take advantage of the operating leverage inherent in our business.”

Mr. Binder continued, “Our operating performance for the third quarter of 2014 once again benefitted from the performance of our Power Group, which was insufficient to offset the results from our Electronics Group which was adversely affected by lower sales.  However, the Electronics Group has seen a considerable improvement in bookings since the first half of the year.”

Mr. Binder added, “Our backlog at September 30, 2014 was $9.8 million as compared to $8.2 million at June 30, 2014 due principally to higher backlogs at both our Electronics and Power Groups.  Our third quarter was our strongest booking quarter of the year and we still are expecting awards on certain legacy contracts before year end.  We remain encouraged by our recent contract awards as well as our bid and proposal pipeline. However, timing of future legacy awards is always subject to uncertainty.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong.  At September 30, 2014, total current assets were approximately $16.5 million versus total current liabilities of approximately $3.6 million for a 4.6 to 1 current ratio. Cash, cash equivalents and marketable securities as of September 30, 2014, aggregated approximately $2.8 million. To offset future federal and state taxes resulting from profits, we have approximately $8 million and $7 million in available federal and state net operating loss carryforwards, respectively, which should enhance future cash flow. We were in compliance with our financial covenants at September 30, 2014.”

Mr. Goldman added, “During the quarter, we continued to pay down our debt. In addition, since January 1, 2012, we have repurchased in excess of 368,000 shares of our stock in the marketplace at an average price of $3.55 per share.  Our tangible book value at September 30, 2014 was $3.04 as compared to $3.07 at June 30, 2014 and $3.32 per share at December 31, 2013 (this does not include any value for the potential deferred tax asset from our operating loss carryforwards that could offset future taxable income).”

Mr. Binder concluded, “Although to date our VPX technology contracts awards have been small, we remain encouraged that these new technologies will layer onto our existing business in our marketplace.  Our industry-leading VPXtra power supplies, GUI driven health monitors as well as backplanes and related items can be found on our recently launched web portal - vmevpx.com.  We are confident that we will become the vendor of choice for many of the potential prime contractors in this arena; however, the timing of awards, particularly in this environment, remains uncertain.  Finally, we remain very cautious of challenging business conditions in our marketplace and are continuing to reduce costs wherever possible in order to improve our operating margins.”

Orbit International Corp., through its Electronics Group, is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facility in Hauppauge, New York.  Orbit’s Power Group, also located in Hauppauge, NY, designs and manufactures a wide array of power products including AC power supplies, frequency converters, inverters, uninterruptible power supplies, VME/VPX power supplies as well as various COTS power sources.  The Company also has a sales office in Newbury Park, CA and a facility in Louisville, KY dedicated to the design and manufacture of gun weapons systems as well as VME/VPX solutions including backplanes, health monitors, air transport racks and components.
Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's prior filings with the Securities and Exchange Commission including prior quarterly reports on Form 10-Q, prior annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT
Mitchell Binder
President & Chief Executive Officer
631-435-8300

 (See Accompanying Tables)

Orbit International Corp.
Consolidated Statements of Income
 (in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net sales	$4,800	$6,109	$15,203	$19,031

Cost of sales	3,037	3,743	9,703	11,677

Gross profit	1,763	2,366	5,500	7,354

Selling general and administrative expenses	1,891	2,233	6,818	7,119

Interest expense	10	14	31	46

Investment and other (income) expense	(7)	(6)	(14)	(11)

(Loss) income before taxes	(131)	125	(1,335)	200

Income tax (benefit) provision	(16)	(2)	13	44

Net (loss) income	$(115)	$127	$(1,348)	$156

Basic (loss) earnings per share	$(0.03)	$0.03	$(0.31)	$0.04

Diluted (loss) earnings per share	$(0.03)	$0.03	$(0.31)	$0.03

Weighted average number of shares outstanding:
Basic	4,382	4,412	4,384	4,448
Diluted	4,382	4,450	4,384	4,482

Orbit International Corp.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

EBITDA (as adjusted) Reconciliation
Net (loss) income	$(115)	$127	$(1,348)	$156
Interest expense	10	14	31	46
Tax (benefit) expense	(16)	(2)	13	44
Depreciation and amortization	64	78	372	218
Stock based compensation	26	28	78	84
EBITDA (as adjusted) (1)	$(31)	$245	$(854)	$548

EBITDA (as adjusted) Per Diluted Share Reconciliation
Net (loss) income	$(0.03)	$0.03	$(0.31)	$0.03
Interest expense	0.00	0.00	0.01	0.01
Tax (benefit) expense	0.00	(0.00)	0.00	0.01
Depreciation and amortization	0.01	0.02	0.09	0.05
Stock based compensation	0.01	0.01	0.02	0.02
EBITDA (as adjusted), per diluted share (1)	$(0.01)	$0.06	$(0.19)	$0.12

(1) The EBITDA (as adjusted) tables presented are not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses EBITDA (as adjusted) to evaluate the operating performance of its business.  It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions.  EBITDA (as adjusted) is also a useful indicator of the income generated to service debt.  EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation. EBITDA (as adjusted) as presented herein may not be comparable to similarly named measures reported by other companies.

	Nine Months Ended September 30,
Reconciliation of EBITDA (as adjusted) to cash flows provided by operating activities (1)	2014	2013

EBITDA (as adjusted)	$(854)	$548
Interest expense	(31)	(46)
Income tax expense	(13)	(44)
Gain on sale of marketable securities	(5)	(2)
Loss on disposal of property and equipment	11	-
Bond amortization	(2)	9
Net change in operating assets and liabilities	1,419	2,172
Cash flows provided by operating activities	$525	$2,637

Orbit International Corp.
Consolidated Balance Sheets

	September 30, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,562,000	$2,562,000
Investments in marketable securities	281,000	243,000
Accounts receivable, less allowance for doubtful accounts	2,355,000	2,981,000
Inventories	11,066,000	11,803,000
Income tax receivable	15,000	-
Other current assets	261,000	264,000

Total current assets	16,540,000	17,853,000

Property and equipment, net	690,000	975,000
Goodwill	868,000	868,000
Other assets	40,000	35,000

Total assets	$18,138,000	$19,731,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable-bank	1,800,000	2,100,000
Accounts payable	523,000	510,000
Liability associated with non-renewal of senior officer contract	12,000	36,000
Accrued expenses	1,052,000	1,149,000
Income tax payable	-	25,000
Customer advances	183,000	17,000

Total current liabilities	3,570,000	3,837,000

Liability associated with non-renewal of senior officer contract, net of current portion	-	4,000
Other liabilities	44,000	-

Total liabilities	3,614,000	3,841,000

Stockholders’ Equity
Common stock	522,000	523,000
Additional paid-in capital	22,903,000	22,824,000
Treasury stock	(2,225,000)	(2,133,000)
Accumulated other comprehensive loss	(9,000)	(5,000)
Accumulated deficit	(6,667,000)	(5,319,000)

Stockholders’ equity	14,524,000	15,890,000

Total liabilities and stockholders’ equity	$18,138,000	$19,731,000